UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 28, 2008
COOPER TIRE & RUBBER COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware	1-04329	34-4297750

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Lima Avenue, Findlay, Ohio	45840

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (419) 423-1321
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
SIGNATURES

Item 7.01. Regulation FD Disclosure.
     On February 28, 2008, the management team of Cooper Tire & Rubber Company, a Delaware corporation (the “Company”), made the following slideshow presentation during a meeting for investors and analysts.
Forward-Looking Statements
This presentation contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.
Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.
It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:
•	changes in economic and business conditions in the world, especially the continuation of the global tensions and risks of further terrorist incidents that currently exist;

•	increased competitive activity, including the inability to obtain and maintain price increases to offset higher production or material costs;

•	the failure to achieve expected sales levels;

•	consolidation among the Company’s competitors and customers;

•	technology advancements;

•	fluctuations in raw material and energy prices, including those of steel, crude petroleum and natural gas and the unavailability of such raw materials or energy sources;

•	changes in interest and foreign exchange rates;

•	increases in pension expense resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions;

•	government regulatory initiatives, including the proposed and final regulations under the TREAD Act;

•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;

•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers;

•	litigation brought against the Company;

•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;

•	the inability of the Company to execute the cost reduction/Asian strategies;

•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;

•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions;

•	the failure of the Company to achieve the full cost reduction and profit improvement targets as set forth in a presentation made by senior management and filed on Forms 8-K on September 7, 2006, October 31, 2006, April 5, 2007 and January 16, 2008; and

•	the inability or failure of the Company to implement the strategic plan.
It is not possible to foresee or identify all such factors. Any forward-looking statements in this presentation are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.
Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.
The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.
Further information covering issues that could materially affect financial performance is contained in the Company’s periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

Cooper Tire & Rubber Company Strategic Plan and Vision Millennium Hotel New York, NY February 28, 2008
Good Afternoon — my name is Curtis Schneekloth, I serve as Cooper Tire & Rubber Company’s Director of Investor Relations. I’d like to welcome all of you that have joined us both in person and on the web cast. With me today are
Roy Armes, Chairman and Chief Executive Office
Phil Weaver, Vice President and Chief Financial Officer
Hal Miller, Vice President and President of International Operations
Mark Krivoruchka, Senior Vice President of Global Human Resources
Jim Keller, Vice President Strategic Initiatives
Phil Caris, Vice President of Sales and Marketing

Safe Harbor Statement This presentation contains strategic goals and other forward-looking statements related to future financial results and business operations for Cooper Tire & Rubber Company. Actual results may differ materially from the goals and from current management forecasts and projections as a result of factors over which the Company has no control. Information on these risk factors and additional information on forward-looking statements are included in the Company's reports on file with the Securities and Exchange Commission and are set forth in the printed copies of this presentation on the last slide.
This is the standard Safe Harbor comment that is attached to any of our presentations and regards “Forward-Looking Statements” as defined by the SEC.
As future results may differ materially from our current projections, I encourage you to read our SEC filings for more information about our Company and its risk factors.

Contents The Strategic Planning Process Cooper's Strengths Global Cost Structure Targeted Profitable Growth Product Technology Organizational Capabilities Capital Management & Allocation Summary & Key Metrics Questions and Answers
The presentation today is going to focus on the Strategic Plan and a direction for Cooper over the next several years. We will start with a description of the Strategic planning process and the related trends identified during that process. We plan to highlight Cooper’s strengths, and discuss the value creation levers we will pull to enhance those strengths with the goal of creating shareholder value. We are also going to cover how we manage and allocate capital. Finally, we will provide a set of metrics that give an insight into what Cooper will look like when we progress to the next level.

Purpose of Presentation Share a view of the Company's direction for the next three to five years.
The purpose of this presentation is to share our vision of the Company’s direction over the next three to five years. We intend to do this at a level of detail that will give you sufficient understanding of our thought process and the results, but there will be certain items that we consider confidential and will not make public as we view the strategy, tactic, or information to be a competitive advantage. We have not included some of the standard information we provide regarding Cooper’s history and background. If you would like that information, it is available on our website.
I’d now like to turn the presentation over to Roy Armes our Chairman and CEO.

Vision Statement Together, around the world. One company...one team... one goal: creating superior value, for our customers, employees, partners and shareholders.
Thank you Curtis, I’m excited to be here today talking about our strategic plan. I’m going to start by sharing the Vision Statement that was developed as a part of this process. It is, “Together, Around the World. One Company...One Team... One Goal: creating superior value, for our customers, employees, partners and shareholders.” As we go through the presentation today I ask that you keep this in mind, because it highlights where and how we are driving Cooper to deliver value.
Earlier today we issued the press release on our 4th quarter and 2007 results. I suggest you obtain those results for more detail on the recent financial performance of Cooper. Copies of our Press Release are available at this meeting and we file our Annual Report on Form 10-K today. If you haven’t had an opportunity to see the press release, it was another strong quarter for Cooper, and our 2007 annual results were a significant and dramatic turnaround from recent years.

The Strategic Planning Process

The Process Started in May 2007 First phase lasted 8 months Reviewed Global Market and Competitors (broad and deep) Analyzed value creation levers Decisions are fact based and data driven External consultants provided assistance Board and management supported results Strategic Plan will be reviewed and refreshed on an on-going basis
We started the strategic planning process in May and finished the first phase in December. During that period we performed a broad and deep review of the global tire industry and Cooper’s position in it. We estimated where we believe the market is headed and what we expect the competition will do. We performed extensive analysis around our strengths, opportunities and threats as well as rating the competition.
The process engaged employees at all levels of the organization for input. In light of all of this data (which included literally thousands of data points) we reviewed various strategic options and tactics to determine the best levers to pull in creating value.
This plan is not simply a document, but a process we will review periodically and continue to adjust based on changes in the market and global environment. It has received “buy in” from every level of the organization and generated excitement with our employees. Execution of the plan will have its challenges, but it provides a great opportunity for all of Cooper’s stakeholders.

Example of Factors Considered Market environment demand Competitive environment Regulatory trends Technology External cost factors Supply
We’ve provided a slide that shows examples of the factors we considered. These range from the role of disruptive technologies to the demand for products in certain segments and regions, to the impact of legislation on the tire industry. Our review was intended to be as comprehensive a fact-gathering process as could be reasonably undertaken. We will continue to monitor certain of these factors on an on-going basis, others we will spot check, and some will not be revisited until the next comprehensive review of the strategic plan.
The next few slides contain summaries of some of the most important data points, and trends we gathered. Understanding this data will help you in relating our plan to what is going on in the market.

Market and Supply Trends Demand Annual growth rate of 3.3% with majority of growth occurring in Asia (>15%) Supply Capacity is shifting towards LCC at the expense of HCC In balance with projected demand growth
One of the key goals in gathering data was to identify what is occurring with demand and supply in the tire industry.
We expect a global growth rate of around 3.3% in the next few years. Of course this demand growth varies by region and the next slide contains that information. We also expect demand to shift during this period between different product types.
Tire supply appears to be well balanced with demand globally and should continue to be in balance over the next few years. A few other important factors we noted during the process were:
•	New greenfield production facilities are almost entirely set up in low cost countries.
•	Around 50M tires of production capacity have been shut down in the U.S. since 2005.
•	The U.S. has become a net importer of tires — almost 60% of replacement shipments are imported, with a large portion of those coming from Canada and China.

Global Growth by Region 3.3% 1,376 1,172 Global 2.8% 480 418 Americas 2.6% 475 418 EMEA 4.6% 376 294 Asia-Pacific 2007 2012 2007 2012 2007 2012 2007 2012 16.5% 170 79 China 2007 2012 2007-2012 CAGR (%) In millions of tires in 2007 In millions of tires in 2012 Total Global Market of 1.2 billion tires in 2007 200 million tire growth by 2012
As I mentioned, demand growth differs by region. You’ll note that the more mature markets have lower growth while the developing regions are expected to have continued rapid growth. You should also note that based on these projections, the largest market in 2012 would still be the Americas.
•	In the U.S. market we expect growth of 2 to 3%,

•	Western Europe should be flat,

•	Eastern Europe over 4%,

•	Asia (excluding China) between 4 to 5% and

•	China will drive the majority of Asian demand growth at greater than 15%
The simple math on this is that at a 3.3% global growth rate, the market will add over 40 million tires a year. This means the market would add almost 200 million tires by 2012.

Global Supply 2007 U.S. & Canada 270M tires (22%) Mexico 10M tires (1%) West EU 320M tires (26%) Latin Am 90M tires (7%) East EU 50M tires (4%) Africa / ME 20M tires (2%) Rest of Asia 100M tires (8%) China 200M tires (16%) Light vehicle tire global production in 2007 ~1.2B tires 2007 Production % of Global Production Source: Rubbernews.com Japan 160M (13%)
We also mapped out the current supply situation by region. This slide highlights production across the globe. Of a total 1.2 billion tires, almost half are still manufactured in the U.S., Canada, and Western Europe — all regions that would be considered high cost. Of course this means that the other half of production is now located in lower-cost regions.

New Capacity Built Since 2000 New Capacity Asia 95 China 73 Eastern Europe 34 Mexico 7 South America 7 US & Canada 2 Middle East & Africa 1 Western Europe 0 Greenfield plants are almost exclusively built in low-cost countries Source: Rubber & Plastic News
In addition to figuring out where supply is currently located, we wanted to identify where new supply will probably be added. Tire companies are building greenfield plants almost exclusively in lower-cost countries. We believe this achieves two results. The first is to take advantage of the labor savings, the second is that these low-cost countries have coincided with the regions where there is higher projected growth. You’ll note that the majority of this added capacity has been in Asia and specifically in China.

Shift Away from High-Cost Countries 2004 2005 2006 2007 2008 (Est.) NA Demand 32.78621 38.78621 43.78621 49.78621 54.78621 NA Supply 62.78621 67.78621 53.78621 32.78621 27.78621 NA Plant Closings Aug 2005 - Feb 2007 Total 45 - 50 M tires 0 340 360 380 Source: Deutsche Bank Feb. 2007
As capacity was added in the lower-cost countries, it was removed from North America. This chart shows that even with continued demand growth in North America, there was a reduction in production capacity of nearly 50 million tires between August 2005 and February 2007. In addition to the amounts included above we transformed our plant in Texarkana and reduced the number of units produced there. This clearly demonstrates the shift in production from higher-cost to lower-cost regions. We are aware of the recent announcements by competitors to develop manufacturing in the U.S.. We believe there is some potential for that to continue but that in the foreseeable future the majority of new capacity will continue to be added in lower-cost countries.

Global Supply and Demand 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 Demand 915.8666508 930.1358492 976.0387459 1017.364147 1012.699259 1050.055144 1085.904511 1144.883032 1183.864661 1215.545087 1255.30869 1303.814132 1359.334738 1413.508242 1469.897615 1524.358474 Supply 944.9246199 979.3892141 1008.81329 1057.194251 1028.018805 1065.687281 1108.003924 1177.5636 1219.565006 1240.387952 1268.610314 1319.565333 1376.236596 1428.341566 1482.038037 1536.424453 Supply / Demand appears balanced in the future Source: LMC World Tire Forecast Service, 2007 Base = Q1, 2001
We used the information on supply and demand that was gathered to calculate the projected supply/demand balance over the next few years. It appears that with all of the announcements of added capacity and all of the announcements of plant closures, we can continue to expect a reasonable balance between supply and demand. There may be occasional regional or short-lived imbalances, but we believe the market will correct to address any imbalances. This estimate was based on several factors and wasn’t a simple straight lining of 2007 growth applied over the next few years. Balanced supply and demand are definitely a plus for the tire industry.

Cost Breakdown Labor 20-30% Other 15-30% Raw Materials 50-55% Raw Material Breakdown % of RM Natural Rubber 20-25% Synthetic Rubbers 25-30% Carbon Black 10-15% Reinforcing Fabrics 10-15% Steel 10-15% Other Raw Materials 10-15% Input % of CoGS
Another significant factor impacting the tire industry is the increase we’ve seen in input costs the last few years.
As a proxy for the industry I’ve provided our cost structure. It has three main components: Raw Materials, Labor, and Other Costs.
Raw Material components drive around 50—55% of our total costs. The next slide details what has happened with these costs since 2002. Some of these materials are oil derivatives and can be affected over the long term by increases in oil prices. Typically there is a delay between moves in the price of oil and the impact on our pricing. This is due to a separate supply/demand cycle for those products and the way we purchase raw materials. A strength of the industry over the last few years has been the ability to pass on these increases.

Raw Material Cost History 1Q02 2Q02 3Q02 4Q02 1Q03 2Q03 3Q03 4Q03 1Q04 2Q04 3Q04 4Q04 1Q05 2Q05 3Q05 4Q05 1Q06 2Q06 3Q06 4Q06 1Q07 2Q07 3Q07 4Q07 89.6 91.3 95.2 96.5 98.8 104.2 101.3 108 110.5 112.7 117.4 121 129.8 137.4 139.1 147 150.5 155.5 165.4 162.0666667 154.7666667 158.9333333 162.5 164.8
Increasing raw material costs have been one of the biggest challenges in the tire industry for the past several years. As you can see in this cost index chart, the increases have been staggering. The market has thus far been able to absorb these raw material increases, even if at times there has been a lag between the raw material and price increases.

Two Dimensions Necessary to Win Clear winners Winners at value end of market Clear losers Long term losers? product / brand advantage disappears Low High Low High Product and service differentiation Winning product portfolio Brand strength Market positions/distribution profile Premium customer service Operational Effectiveness Scale Access to low- cost/high-quality supply Cost effective operations
Throughout the initial phases of the strategic planning process we were solving for what would be the characteristics of the winning competitors. To that extent we mapped Cooper and all of the competition on two traits. The first being operational effectiveness or the cost to manufacture tires. The second is product and service differentiation. This includes the value of the brand, customer service and product portfolio. We believe the winners will have to establish lasting competitive advantages in these two areas. The intent of the strategic plan is to position Cooper as a clear winner.

Cooper's Strengths Global Footprint Product and Brand Portfolio Replacement Market Focus Distribution Network Significant U.S. Market Share Customer Relationships and Focus Customer Service and Support Speed to Market Financial Resources Manufacturing and Market Knowledge
Cooper’s strengths are partially due to our commitment and focus on our customers. Our product portfolio is recognized as comprehensive and this is highly valued by our customers. In launching new products, time and again our speed to market has proven a competitive advantage. We have industry-leading fill rates that differentiate us and we have established a significant market share in the United States. Our customers are loyal and supportive and value the focus we place on meeting their needs. This is clearly evident through the ratings of our customer service and support teams. Our focus on the replacement market is a strength. We also have a solid financial position and the resources to invest in growth and other projects that will provide excellent returns to our shareholders. As a global company we have established footholds for both manufacturing and sales in China and Mexico. We also have an extensive history in this industry with employees who know tire manufacturing and the tire business. These employees and their knowledge are an implicit strength of the organization.
The next few slides contain more information about these strengths.

Global Footprint
The global footprint we have developed allows us to compete in the most significant markets in the world. It also has positioned us so we can take advantage of developing markets. With headquarters in Findlay, Ohio, we have over 65 manufacturing, sales, distribution, technical and design-associated facilities around the globe. The most recent additions to these facilities have been in Asia and Mexico.

House Brands Private Brands
Our portfolio includes a variety of brands. The strength and positions of these brands gives us the flexibility to participate in multiple segments of the markets. Our House Brands include not only the Cooper brand, but also other global brands we control. The Chengshan and Austone brands are fairly new to our portfolio and were acquired when we invested in Cooper Chengshan in China.
We also make tires for other companies who control how their tires are marketed or distributed. These are the primary private brands that we manufacture.

North American Presence Cooper Tire Points of Sale
We have a significant distribution network in the United States, and have captured about a 17% share of the North American Light Vehicle Replacement tire market. Our strongest presence in the U.S. is in the northeast and mid-west as demonstrated on this slide by our points of sale.

Cooper Brand Differentiation Based on recent dealer surveys Key attributes for Cooper differentiation Superior line coverage Superior fill rates Performance Superior service and customer relationships Value for money
Cooper brand differentiation is a strength. We did not rely only on internal analysis to define our strengths. Instead during the strategic planning process we performed an extensive analysis on what it is that truly differentiates Cooper from the competition. We’re not going to share all of those analyses with you, as they contain confidential information, but have included an example so that you can get-a-feel for the thinking we used and the factors considered. In this example of a recent dealer survey we are looking at how Cooper rates versus a competitor on Profitability, Sales Rep Support, Line Coverage, Merchandising Support, Quality, Fill Rates, Technology and Innovation, and Awareness. This helps us to understand where each of our potential customers see the value of Cooper versus the competition. In understanding this, we can better match up with the needs of the individual customers and channels.

Strategic Plan Value Creation Levers GOAL Shareholder Value Creation Profitability 7 - 8 % Operating Profit as % of Net Sales Growth 6 - 7% CAGR Next Level Targets Organizational Development Tools, People & Structure, Culture Global Cost Structure Sourcing and LCC Manufacturing 35 - 45% of manufacturing in LCC Manufacturing Cost Reductions 10 - 15% of addressable cost base Targeted Profitable Growth NA > 6% CAGR International > 17% CAGR Value Creation Levers We will build on strengths and...
The development of the Strategic Plan was not limited to identifying our strengths. We also have identified value creation levers we can execute with the goal of increasing share holder value. These levers build off our existing strengths.
The first deals with improving our global cost structure by increasing the amount of manufacturing we have in low-cost countries. We are around 18% today and will double or almost triple this to a range of 35 to 45% in the next few years. We are also tackling the costs in our existing manufacturing base. We are doing this through the use of Six Sigma and LEAN principles, the reduction of complexity, and the automation of certain processes. We also have opportunities to further reduce costs in our distribution network.
The second major lever is in the area of Targeted Profitable Growth. Our strategic plan calls for us to employ different tactics for each region to obtain this. The overall Company Compounded Annual Growth Rate, or CAGR over the next few years as a result of this will be in the 6 to 7% range.
Pulling these levers will require us to invest in the development of parts of our organization. This is another area where will leverage the strengths we have in developing a world class organization capable of delivering better than average shareholder returns.

Strategic Plan Execution Establishment of Project Management Office (PMO) Workstreams Defined Project charters developed to support plan targets Monitor Metrics and Milestones Address barriers, resource needs as they develop Insure execution to plan
To support implementation of the strategic plan we have developed a management system that includes establishing a Project Management Office. I’d now like to introduce Jim Keller, our Vice President of Strategic Initiatives, who is in charge of that office.
Thanks Roy, The PMO was established to assure strategic plan execution by monitoring key metrics and milestones as we progress through the implementation schedule. This involves identifying and relieving resource constraints plus addressing any barriers that are in the way of reaching targets. We have divided the plan into defined workstreams and have assigned owners for each who will be responsible for implementing different parts of the plan. Within each work stream there are detailed projects that will be executed. As a PMO we will monitor the pace of these projects on an on-going basis and assure that expected results are delivered.
I’m now going to share more detail around how we will pull the value creation lever of improving our global cost structure.

Value Creation Lever: Global Cost Structure
Cooper has historically been considered one of the lowest-cost suppliers of tires in the industry. Over the last few years this position has been pressured as competitors increased their percentage of sourcing from low-cost countries and reduced or automated their capacity in higher-cost regions.
We recognize the need to continuously improve our global cost structure to successfully compete. We have created a 2 pronged approach on how we are going to improve our overall cost position.

Sourcing and LCC Manufacturing
The first way we are attacking this issue is by increasing the supply of tires we manufacture in LCC countries. We started down this path when we signed a deal to outsource tires from Kenda several years ago. We extended this effort when we entered into our Joint Venture agreements in Asia and, then in 2007, signed a deal to begin receiving tires from Mexico. All of these were done with the intent of improving our global cost structure by increasing the supply of high quality low cost tires. As we move forward, we will continue to look for these types of opportunities.

Sourcing and LCC Manufacturing Objectives 35 - 45 % of Manufacturing in LCC Meet Demand Lower Global Cost Structure Reduce Complexity Programs to achieve Cooper Kenda Tire (China) Cooper Chengshan Tire (China) Mexico Other Opportunities are global in nature.
Our objective in the next few years is to manufacture 35 — 45% of our tires in Lower Cost Countries while maintaining Cooper quality standards. In 2007 that rate was about 18%. In implementing this, we are going to insure that we source enough tires to meet demand, lower our cost structure, and create opportunities to reduce complexity. Our plan to achieve these objectives involves the ramp up at Cooper Kenda Tire, the expansions at Cooper Chengshan Tire, the outsourcing agreement with Mexico, and other opportunities that we are currently analyzing.
Of course these types of opportunities are global in nature and we have to determine the effects of these decisions on the entire Company.

Cooper Capacity High and Low Cost Cost gap has narrowed, but there is still a 10 - 15% advantage to manufacturing in a LCC and shipping to a HCC High Cost Low Cost High Cost 0.85 0.15 High Cost 82% Albany Findlay Melksham Texarkana Tupelo Low Cost 18% Off-take Kenda - China Occidente - Mexico Joint Venture CCT - China CKT - China HCC LCC
As I previously mentioned, we currently have about 18% of our manufacturing capacity in low-cost countries. These operations can typically make and ship a tire to a high-cost region for between 10 to 15% lower than manufacturing in the high-cost region. The cost gap has narrowed over the last few years as a result of several factors, and it can vary based on circumstances, but it’s still an advantage. Our goal is to improve our total Company cost structure as we add more low-cost supply.
Investing in low-cost/high-quality supply also can add flexibility to the supply chain.

Steps to Implement Sourcing Short Term Ramp Up CKT 6 million tires (China) Expand at CCT +2 million tires (China) Offtake agreement with Mexico Offtake other Long Term Analyze expansion of existing LCC facilities Identify and evaluate potential JV partners Analyze Greenfield options in LCC Limit share of off-take to 10 - 15% Willing to make capital investments
To execute these plans we will take the actions indicated on this slide. CKT will be ramped up to 6 million tires in the next few years. We will continue with the expansions at CCT and work on ramping up the supply agreement with Occidente in Mexico as quickly as possible. To meet our longer term needs, we may consider expanded production at CCT in a second phase and we are going to identify potential JV partners as well as analyze whether another greenfield facility makes sense. It appears that in many cases there are longer term advantages if the production sources can be located next to the market where the products will be sold. This can offset rising transportation costs.
We plan to limit our share of off-take to no more than 10 to 15 percent of our tires, and we are willing to make capital investments to reach our sourcing goals.

Manufacturing Cost Reductions
In addition to driving down our costs by sourcing tires from low-cost countries, the 2nd prong of our strategy involves our need to continuously improve operating efficiencies at our existing North American and European facilities. If these are properly executed, we will drive out between 10 and 15% of the addressable cost base. The addressable cost base includes those parts of our costs that we can control.
This segment of the presentation is focused on how we intend to do that.

Manufacturing Cost Reductions Objectives 10 - 15 % reduction in addressable cost base Continue with high quality manufacturing Programs to achieve Process Efficiency Improvements Complexity Reduction and Management Automation Distribution Opportunities are global in nature.
The immediate objective of manufacturing cost reductions is to drive dramatic cost improvement and, therefore, improve competitiveness by focusing on 4 key areas: process efficiency improvements, complexity reduction and management, automation and distribution.
Although many of these initiatives will be started in the States, we will expand the focus to include our global partners thereby multiplying the benefits across the organization.

Manufacturing Cost Reduction Programs and Benefits Complexity Reduce product complexity Reduce process complexity Increase capacity to handle complexity Process efficiency improvements Automation Capacity increases Apply Six Sigma and Lean methodology Replace manual processes Increase in capacity due to reduction in "non- scheduled" or "non- productive" time Distribution Optimize labor costs Reduce energy and utilities spending Cost savings Savings primarily through direct labor and scrap reduction Programs Drive two major benefits
Within the four programs there are specific initiatives and actions that we have identified for improvement. The specific actions have been developed, and we have already begun implementation of many initiatives. The end result of all of this is to drive down costs while maintaining excellent quality. The other benefit is that we will see capacity increases without having to invest additional capital. As the costs are lowered and the capacity increased, it will help to fill in a part of the supply gap that was mentioned in earlier slides.

Process Efficiency Improvements Six Sigma & LEAN Process efficiency improvements targeted at both productive and non-productive time Lever 1: Non-productive time e.g. changeover time, wait time for materials or unplanned downtime Lever 2: Productive time e.g. reduce variance of worker efficiency, etc. Cooper will deploy 100 Black Belts before 2010.
The first area is around process efficiency. We are tackling this by placing additional emphasis and resources behind Six Sigma and LEAN. These are focused around reducing the amount of non-productive time and increasing the efficiency of the actual work processes. Cooper has pursued Six Sigma and LEAN in the past, and we have a new focus, urgency, and resources behind these efforts. An example of the resources we are applying to this is the recent appointment of Carl Montalbine as our Vice President of Global Quality and Operational Excellence. Carl’s expertise are in the application of Six Sigma and LEAN.
As a start to the plan, we will train and deploy 100 additional black belts before 2010. Each trained black belt will help us reduce scrap, improve uniformity, and tackle projects to improve every aspect of our business, including business processes. These black belts can typically save upwards of $1 million annually; therefore, the investment we will be making in black belt training will pay for itself many times over in a short period of time. We are excited about our continuous improvement program and what it can mean to our future achievements in quality, cost reduction, and customer satisfaction.

Effect of Complexity on Cost Complexity Current complexity curve Curve after improvements in handling complexity Reduce complexity Eliminate and commonize products Standardize products Increase batch sizes Product complexity Production / process complexity Technology complexity Number of products Differences between products Differences in plant network, size, equipment Required production flexibility Variances in equipment technology Required product technology Unit cost
We’ve mentioned complexity as one of the key factors affecting our costs. As new vehicles have been released with an increasingly diverse number of tire sizes, it has driven complexity into the replacement tire market. This complexity is reflected in our operations as we strive to meet the consumers’ needs. This has dramatically changed the environment in our plants over the last few years. We need to attack complexity on two fronts in order to lower our cost per unit. The first is by eliminating complexity where possible. This relates to product life cycle management and the decisions that go into what products we want to produce. The second is that we need to be more effective in dealing with the complexity that remains.

Actions to Reduce Complexity Reduce specs per day, network optimization Combine / eliminate like products Optimize scheduling and batch sizes of lower- volume specs Continuously improve change over process Continuously improve material flow
In order to reduce complexity, we are taking several actions. As we expand the number of manufacturing locations globally, it gives us a chance to establish the network so that complexity is limited in certain plants. If we are producing the same number of SKU’s but have more locations in our manufacturing footprint, it gives us the opportunity to reduce the number of SKU’s manufactured at each plant and limit the complexity for the whole organization. In other words we can spread the complexity over more facilities. We also are reviewing our product portfolio and intend to reduce or combine duplicate and unnecessary products. Finally, we have reviewed our scheduling of low-volume SKU’s and have a new way to schedule these that will reduce the number of SKU’s that need to be manufactured on a daily basis. The effect of all of these is to eliminate some of the complexity in the manufacturing environment.

Automation Current State Limited automation in manufacturing Recent investments in early stages of implementation Utilize partnerships with suppliers to deliver solutions Objectives Net manpower reductions Target high-labor content processes Focus on improvement of existing facilities, not expansion High ROIC and short payback
The third program is the implementation of automation where it makes sense. Our existing facilities currently have limited levels of automation. We began to implement significant projects in 2007 to automate our sort and palletize process. This automation will continue into the other facilities and should be followed with projects that will automate the green tire sort and retrieve process. These projects have quick paybacks and will reduce headcount within those processes. Examples of the automation we are installing are the automated sort and retrieve systems we are implementing at our four North American facilities.

Distribution Action Plan North America Customer Support Consolidate Warehouses Freight Optimization Asia Optimize footprint on total cost and service levels Improve trucking infrastructure Europe Third Party Logistics Provider (3PL)
As we reviewed our strategic options, we also identified opportunities for improvement in our distribution system. These changes in North America, Asia and Europe will deliver significant benefits in both cost and service levels. In North America we have the Midwest initiative that we have talked about in the past where we will consolidate three warehouses into two. In Asia we are consolidating a significant number of warehouses. Europe will undergo a significant change as we move to using a third party logistics provider.

Manufacturing Cost Reduction Steps Complexity Process Efficiency Improvements Automation Distribution Black Belt Deployment Phase out low-volume, highly complex products Single source Cured tire handling NA - Leveraging Europe - 3PL Asia - Consolidation 12% Black Belt Deployment Optimize sourcing Optimize batch sizes Green tire handling Material handling NA Warehouse consolidation 28% Six Sigma Projects Continue product moves to optimize sourcing Tire building semi- automation Ongoing Process Improvements 60% % of Total Savings 2008 2009 2010
As mentioned earlier, we have developed specific plans and projects that will allow us to achieve the improvements we believe necessary. In 2008 we are staging certain projects that we will implement in 2009. We will continue with those projects in 2010, as well as expanding the projects across the organization. The cost savings from pulling these levers are significant. We have considered and included the impact in the operating profit margins included within the metrics that you will find at the end of this presentation. The percentage at the bottom of this slide indicates the percent of the total targeted savings that we expect to achieve in each year from these manufacturing activities.
We believe that all of the initiatives I’ve discussed are achievable and represent a significant impact on the global cost structure of Cooper. We have developed detailed plans and identified and dedicated the resources necessary to achieve the plans. There will be challenges associated to bringing all of this to reality, but we are confident we can overcome the hurdles we will face.

Product Technology
Product Technology also plays a critical role in our success. Cooper currently has great products in its portfolio that meet and exceed customers expectations. We also are very good in terms of the time required for us to bring a product to market. At the same time, there are areas where Cooper can continue to innovate. In some cases we haven’t been able to truly optimize and leverage the technology we’ve developed across the organization. The action plan we’ve developed addresses those opportunities by aligning resources within the organization to the goals.

Technology Strategic Plan Technical Changes Enhance regional technology centers in Asia, Europe Organize into continuous product and process improvement teams Investment in Product Development Tools Improve research knowledge base, Advanced Technology ? Shelf Technology Computer Modeling and Simulation Focused Development effort - fewer iterations Leverage vendors and academic institutions Utilize suppliers and work closely with universities Enhance Decision Making Process, Align with Global Goals Add Resources Modify Structure Invest in Tools Utilize External Resources Apply Stage Gate Process Opportunities are global in nature.
We are starting from a strong position as an organization and looking to leverage the significant capabilities we already have.
Specifically we are going to expand our regional technology centers in Asia and Europe. This will improve our ability to address the demands in each of those markets.
We are also going to focus on developing shelf technology and adding resources to focus specifically on developing that technology. This should allow us to respond significantly faster to changes in the market and product needs. We are also investing in tools that allow us to conduct better simulations. This should allow us to avoid costly iterations in the development process.
Our suppliers and academic institutions are performing work in areas that we can leverage and are valuable partners in developing the skills and technology we need.
Finally, we are enhancing our Stage Gate Development Process that guides our decision making capabilities and will help to insure we are aligned with the goals and strategies of the overall Company.
Based on the application of the new tools and the alignment in the organization, we believe that the cycle time to develop some products will be reduced by almost 20%. This means we can bring more new products and innovation to the market faster. Ultimately innovation is measured by a company’s market share and that’s where you’ll see the benefits of these changes.

Benefits of Investing in Technology Cost Savings from Improved Products and Processes Reduction of Product Development Cycle Time Full Alignment with Market Requirements Enhanced Cross Functional Coordination Better Global Coordination Establish and Deliver on Realistic Commitments Continue to Meet or Exceed Expectations "The ultimate measure of innovation is market share." Unknown
Cooper has long delivered products that delight our customers. In executing the plans that I’ve talked about, we are going to see this strength leveraged.
The benefits of these changes are significant. In doing this, we will align with market needs and this will elevate Cooper’s chances of success. These changes will also cut time and costs from the development process while delivering an even better end product.

Why This Strategy Will Succeed Existing Cooper strengths PLUS Full alignment with global goals and strategy Focus on critical issues related to profitability Address process improvement and global development Appropriately resourced Organization fully aligned with specific priorities and possessing the capabilities to deliver products that exceed expectations.
We believe this strategy is going to succeed because it leverages the strengths we currently have and dedicates the appropriate level of resources to deliver continued improvements. Under the new organizational structure and with the new tools and processes we are going to be able to deliver even more products to the market that delight our customers.
The next area is how we will target profitable growth. Phil Caris, our Vice President of Sales and Marketing, will discuss North America. Hal Miller, President of the International Division, will then cover our international plans.

Value Creation Lever: Targeted Profitable Growth

Targeted Profitable Growth Objectives Total Company = 6 to 7% CAGR Global Net Sales = > $3.6 billion > 60.9 million units Programs to achieve North America - Channel Alignment Asia - Grow TBR and PCR Europe - Focused Growth Opportunities are global in nature.
Thanks Jim — The second value creation lever will allow us to continue with profitable growth at Cooper.
Through implementation of the programs we have identified, we will be able to deliver a Compounded Annual Growth Rate of between 6 and 7% over the next few years. This is over double the global industry rate that was talked about earlier in the presentation. We have developed specific programs to target this growth. These programs will also align us with the regions and channels that we believe will experience the greatest growth in years to come.

North American Growth

NA Industry Distribution Channels Company Store Defense Local Ind Dealer Mass Merch Other Reg / Nat Dealer Brown Medium brown Light brown Grey Medium grey Light grey White Yellow Medium yellow Light yellow Orange Medium orange Light orange Red Medium red Light red 2002 0.096 0.002 0.447 0.174 0.009 0.272 2006 0.092 0.002 0.448 0.149 0.008 0.301 2012 0.083 20 0.449 0.109 3 0.35 Label 4 20 20 3 3 3 Label 5 20 20 3 3 3 Industry Channel Mix Trend Mix % Company stores Independent dealers Mass Merchandisers Regional & National Dealers Cooper's Current Penetration Low Low High N/A
As we gathered information in the strategic planning process we reviewed which channels were experiencing the fastest growth. You can see from this chart that the trend has been moving away from mass merchandisers into regional and national dealers. We expect this trend to continue into the future. It’s also significant that, even with the changes, the independent dealers will continue to be the most significant channel of distribution. We are well positioned in that channel and we plan to continue supporting those dealers. There are additional opportunities for us with the mass merchandisers, and regional and national dealers where we have a lesser share.

NA Industry Product Mix BL HP UHP LT SUV Winter UHP 2002 0.568 0.1 0.041 0.151 0.124 0.015 0.041 2006 0.43 0.136 0.082 0.134 0.203 0.016 0.082 2012 0.311 0.165 0.116 0.129 0.261 0.019 0.116 Label 5 20 20 3 3 3 Broad Line H rated V&Z rated Light Truck SUV Winter Industry shifting from predominantly Broadline in 2002 to three large segments in 2012: Broadline, High Performance (H, V, Z) and SUV
This graph demonstrates what is occurring with product growth. It’s worth noting that Cooper has a presence in every one of these areas and has products that meet almost every consumer’s needs. The largest product shifts are away from Broadline and into SUV and higher speed rated passenger tires. This mirrors the changes that have occurred in Original Equipment fitments over the last few years. The Cooper CS4 that we launched in a T, H and V speed ratings in 2007 is an example of a product that we have positioned to take advantage of the areas where we expect the greatest growth. We will continue with our focus on the replacement market and leverage our speed to market to take advantage of the profitability of newer products. This will continue to improve Cooper’s mix.

NA Strategy by Channel Purchase Drivers and Needs Margin Product positioning Logistics excellence Margin Fill Rates Logistics excellence Portfolio Fill rates Inventory mgmt Fill rates Margins Degree of exclusivity National Retailers Regional Retailers Independents Wholesale Grow in all Channels, Growth not equal in all channels Continue Support of Independent Dealers Align organization and strategy to each channels needs
Based on the patterns we identified and the targets we set for growth, a strategy has been developed. This strategy builds on the strengths that we have while positioning ourselves to align with the channels where we see the greatest possible growth in the future. To do this, we are using a different focus for each of the individual channels. This is a significant change from the way we conducted business in the past when we had more of a “one size fits all” mentality in serving the different channels. As you can see, each channel has a different driver. Some are motivated by service and fill rates, while others are primarily interested in margins. Our approach in the future will be tailored to meeting the needs of each channel, and we believe this should allow us to grow in all channels. We have already developed specific plans for each of these channels, but will not publicize the specifics as they are considered confidential information and a strategic advantage. Growth rates will not be equal in each channel. We expect to continue with a high level of penetration in the Independent channel. We will also continue with our presence in private label. We expect this to provide a CAGR in North America of around 6%. A significant portion of that is in the Cooper brand.

NA Product & Channel Focus
We will also align our products to meet the channels specific needs. As you can see from this chart we will build on the strengths we have in several lines to grow profitably. This should allow us to position ourselves in the more lucrative product positions within our existing and targeted customer channels. This is another example of how we have focused our strengths to align with the market’s needs. These products will be offered to every channel, but we expect the combination of certain products and channels to represent the greatest opportunity for growth.

Mexico and Canada Growth Objective: Drive profitable growth in Mexico and Canada Market strategy Expand commercial JV Align with progressive distributors and retailers on a non exclusive basis Brand strategy Two tiered program Cooper Brand Focus Sourcing strategy Source tires locally and from U.S. Source tires from U.S. operations Supplement from Mexico/ China Mexico Canada
We also have identified plans to grow in Canada and Mexico. We will use separate strategies that are conducive to growing in those markets. In Mexico we will leverage the commercial Joint Venture to grow the Cooper brand. In Canada we will align with distributors and dealers who give us the best chance for growth. A two tiered branding strategy will be deployed in Mexico. In Canada the focus will be on the Cooper brand. Sourcing and logistics strategies aligned with these plans have been identified and will be executed. We believe that by 2010, we can grow our presence in these markets to a point where we are selling around 4.5 million tires.

Timeline Market growth strategy focused at 4 core channels Program 1 Program 3 Program 2 Program 4 Market Strategy Refine Implementation Plans Market growth will be partially dependent on sourcing growth Today Next Level
The achievement of our plans will not occur overnight. This means that not all of the changes we talked about today will occur in 2008. What we will do is begin to position ourselves so that we can make some of the larger changes in subsequent years. We have defined, detailed plans to support this growth and are aligning ourselves to execute and achieve our targets.
The achievement of these plans will be partially dependant on our ability to source enough high quality competitively priced tires.

Why This Strategy Will Succeed Targeted Channel based approach, focus on 'program' implementation Existing Cooper Strengths, PLUS A clear and laser-focused strategy by channel Re-designed sales and marketing organization structure to drive channel based approach Transparent and effective system to coordinate and govern market pricing Detailed implementation plans and program management structure
We believe the strategy and tactics developed for North American growth will be successful because we have done a thorough job of reviewing where we are and where we need to go. We have identified the barriers and devoted resources to overcoming those issues. We were a Company employing a “one size fits all” strategy that proved successful for many years. We have always been a customer focused organization, and the changes I’ve talked about will allow us to serve our customers’ needs even better. Opportunities for growth in North America are achievable for us and we are excited as an organization about the chance to execute these strategies.
Hal Miller our President of International Operations is now going to cover the opportunities for us to grow in Asia and Europe.

Asia Growth
Thanks Phil — Today I’m going to cover the opportunities for growth in both Asia and Europe. Opportunities for improvement in the manufacturing side for these regions were covered earlier in the Operational Efficiency section.
Growth in Asia is a significant part of Cooper’s strategy. So what I would like to do is begin by giving you a little background on the Chinese market.

Chinese Market China's economy grew at ~11% in 2007 Light vehicle replacement tire growth 17%; TBR replacement tire growth ~10% Higher-end passenger segments showing significant growth
China’s economy grew around 11% in 2007 making it the fastest growing major economy in the world.
This economic growth is driving demand for vehicles as well as components. Along these lines:
•	China will be Asia’s largest market for vehicle sales by a factor of 2 in 2011.

•	China is already the world’s largest truck tire market with around 30% of global sales.

•	Current light vehicle replacement tire growth is 17%; Truck and Bus or TBR tire replacement growth around 10%; and TBR OE growth is currently at 32%.
Entry level vehicles have historically driven growth, but higher-end segments are showing significant opportunity. Currently mid-size and SUV growth rates are 37% and 39% respectively. The demand for higher performance products is also growing. High speed ratings (V&Z) and 16” sizes are the fastest growing segments of market for passenger or PCR tires. TBR demand is growing fastest in the medium and long haul segments.
The PCR and TBR markets are more fragmented in China than in the U.S. or Europe.
•	The top 5 PCR competitors have about 50% market share (vs. Europe where top 2 competitors have over 50% market share).

•	In TBR the top 10 competitors account for under 40% market share.

•	300 local players compete in PCR and TBR markets, the majority of whom don’t compete on a global basis.

Asia Growth - Summary Truck and Bus Radial (TBR) Focus TBR on Tier 2 and 3 Products Continue to develop retail sales Focused growth in fleet sales Passenger Car Radial (PCR) Build in areas with greatest car parks (east coast) Shift production used for export sales to domestic Elevate the brand Continue to develop retail sales
In Asia we’ve decided to pursue growth in both TBR and PCR segments. We have specific strategies developed to support each channel’s growth. It includes focusing on Tier 2 and 3 products in the TBR market and tailoring our approach to the needs of the distribution channels. In the PCR market, we’ll grow where the largest car parks exist and continue to develop a retail sales presence.

TBR Growth Channels Retail Truck Service Centers Significant growth opportunities Fleet Companies Fastest growing Channel Must be supported with additional services Independent Dealers Differentiate by providing best-in-class retail management and training programs
In 2006 when Cooper purchased its 51% share in Cooper Chengshan tire, instantly gained a presence in the TBR Chinese market. Currently we have about a 6% market share. As we expand TBR operations at CCT, align our sales division, and develop additional products, that the market is demanding, we believe we can raise this share to 10%.
To grow in the TBR market we are going to focus on three channels for distribution. Within each channel we have specific plans, timetables, and goals for growth.
First are the Retail Truck Service Centers. These are dealers that are focused on servicing TBR customers. They are smaller and have specific needs that we can fill by tailoring programs to their needs.
Second are the fleet companies. These require different support and an additional level of customer service. We project that the fleet channels will be the fastest growing segment for us. We have identified specific needs there and dedicated resources to meeting those needs.
Independent dealers will be supported through our best-in-class retail management and training programs, in addition to the great qualities that Cooper normally brings to the table.

PCR Retail Growth Strategy Cooper performance center Cooper tire center Cooper authorized retail shop Description Flagship stores, large independently owned store Smaller independently owned store Very small independently owned store Cooper will focus on converting stores to 3 different models. PCR market share should double over a 3 year period.
In the PCR segment we have been working on expanding our presence, and this will continue in the future. We have developed three different levels of Cooper distributors who will receive different levels of support based on their needs. The strategy we are using has already started to work and we launched each of these types of stores in 2007. We continue to develop and launch products that meet the specific demands of the Chinese market. To support this, we have launched a regional technology center in Asia that will be able to respond swiftly to the specific market needs. These actions should allow us to double our market share over the next three years.

Asian Distribution Footprint 2010 Xinjiang Xizang Qinghai Inner Mongolia Gansu Yunnan Guizhou Shandong Hebei Guangxi Zhejiang Jiangsu Liaoning Jilin Heilongjiang Shanxi Henan Hubei Shaanxi Hunan Jiangxi Guangdong Sichuan Anhui Tianjin Shanghai Beijing Ningxia Chongqing Fujian Cooper tire stores (0-30) Focus on building retail distribution in areas with greatest car park (along Eastern coast) >250K >500K >1M Performance stores (0-10) Authorized retail stores (0-50) 2006 Car Park Xinjiang
Based on the growth we see in the markets and the tactics we’ve identified, we see our points of sale expanding over the next several years. Most of this will be located in the regions of China that have the greatest car park along the Eastern coast as demonstrated by the signs on this map.

Asia Growth Timeline PCR TBR 2% 5% < 1% 6% 8% 10% 2007 2010 2015 Market Share
In implementing our plans in China, we have taken a long term approach that will build the best foundation for continued growth and success. We are aware of the challenges this presents and the significant upside that is in the market that can be realized if we successfully implement our plans. To that extent, we have developed a time line that is realistic. We will position our brands and distribution while aligning production to meet the needs of our customers.

Why This Strategy Will Succeed Well thought out TBR and PCR market approach; sufficient operations/ product backing Existing Strengths PLUS Lead with focused and robust TBR strategy PCR strategy, fully aligned with supply and product portfolio capabilities Export strategy aligned with corporate goals Capabilities being developed to support strategic objectives
We have identified what it will take to be successful in implementing this plan. It is a shift for us and focuses on what we need to do to achieve specific goals. The plan in Asia now aligns with total Company goals and we have the necessary resources to execute it. All of this leads us to believe that we will be successful in meeting our goals for growth in Asia.

Europe Growth
Now let’s turn our focus to our European growth plans.

European Benefits Global leader in technology adoption Image for participation Second largest vehicle market in the world Helps diversify market and supply base Strategic Option = Focused Growth
As we reviewed the strategic options in Europe, we quickly realized there were significant benefits to participating in what is the second largest tire market in the world. The European market is typically the first place new technologies are adopted and participation there can help a company gain insight into future trends. We have chosen a Focused Growth strategy going forward because it optimizes our profit model and aligns our European business with Cooper’s global goals. This focused growth option means we will target specific products and channels where we can be winners in the market place.

Template Segment Invest for long- term share position Place selected bets Low High Cooper starting position Low High Market attractiveness Weak market share Better market share Optimize for profit with minimal resources Manage for volume and profit Each European Market is Reviewed Low growth market High growth market
Europe is not a single market, but several different markets that have individual needs. For example the Alpine nations have specific requirements for their winter tires that you wouldn’t need in the southern countries. We assessed the needs of each region and Cooper’s position within each region. Based on this, we determined what would be the best strategy going forward, — if Cooper started in a strong position and it was an attractive market, we would invest for long-term share position. If it is an unattractive market where Cooper doesn’t have much of a presence, then we wouldn’t invest.

Strategic Approach for Each Market Place selected bets Tactics: Invest and build in specific region and product Invest for long-term share position Tactics: Leverage Position Invest for future Invest for long-term share position Place selected bets Low Cooper starting position Optimize for profit/ minimal resource Manage for volume and profit Manage for volume and profit Tactics: Protect position Avoid large investments Optimize for profit with minimal resources Tactics: Harvest investments Avoid future investment High Market Attractiveness
Based on the assessment of each region and the relevant strategy, there are specific tactics that are followed. For example, if you are placing selected bets, you may partner with importers to gain share in key products. If you are investing for the long term, you may want to build strong dealer relationships that provide a competitive advantage. As we conducted this analysis, this type of thinking has guided our development of what we will do in each of the specific regions and product segments in Europe. The end result is that we will be focused on growing profitably in specific regions and products.

European Product Focus PCR V/W PCR Winter H/V SUV and LT Premium SUV and LT UHP SUV and LT Winter
In Europe we will continue to develop products that meet the unique needs of the regions. The products are primarily a more specialized product where better margins can be realized. We will expand our selection in the products where we bring the greatest value propositions to the customer. As you can see from this list these are typically in the higher end passenger tires, SUV and Light Truck tires. We also have a strong winter product to offer.

Why this strategy will work Targeted approach with resources geared toward priorities Existing Cooper Strengths PLUS Brand focus Highly focused sales by product segment Greater channel focus Slimmed down go-to-market organization Outsourced logistics
This strategy will work because it focuses our resources on specific targets. It will allow us to focus on specific brands, products, and channels that give us the greatest return on our investments. By outsourcing our logistics function we should develop more flexibility, focus on our core operations, and lower our overall cost position while maintaining quality. Although our annual growth rates in Europe won’t be as high as in the other regions it will still be in excess of what we expect in the industry. It will also be accomplished in a manner that focuses on niches and regions where we can experience higher margins.
Mark Krivoruchka, Senior Vice President of Global Human Resources is now going to discuss what we plan to do to support value creation.

Organizational Capabilities Tools People and Structure Culture
Thanks Hal.
Roy, Jim, Phil and Hal discussed the details of executing our strategic plan and the value creation levers. Our ability to do this will rely on the ability of Cooper’s employees to perform and execute. Today, many Companies are good at developing plans, the best Companies figure out what is needed to actually drive the plan. I will briefly cover how Cooper will do this over the next couple of years.

Organization Capabilities Objectives Leverage product technology capabilities Support growth and cost reduction projects Create global alignment to Company goals Streamline and standardize business processes Retain & support top level talent Remove boundaries Opportunities are global in nature. Global Cost Structure Sourcing and LCC Manufacturing Manufacturing Cost Reductions Targeted Profitable Growth Value Creation Levers
The objective in implementing the various organization capabilities is to support the execution of the two primary value creation levers of improving global cost structure and growth. We want to leverage the capabilities we currently have. In some cases we already have a competitive advantage in an area and will be working to distance ourselves from the competition. In doing this we need to provide a global structure and the tools necessary for people to align themselves with the Company’s goals all the while removing boundaries.

Supporting the Strategic Plan Sourcing and LCC Manufacturing Manufacturing Cost Reductions Tools People & Structure Culture IT Business Processes Performance Mgmt Value Creation Levers Enabler Targeted Profitable Growth Talent Management Succession Planning Org Structure Change Management The Cooper Way Greater Communication
We’ve broken these programs down into the areas of tools, people and structure, and culture.
This is another view of how we will support the strategic plan. Across the top you can see the value creation levers that were talked about earlier in the presentation. In order to achieve these we will need to have the appropriate tools, people, and culture to support each of the initiatives.
As regards the tools needed to support the initiatives we are undergoing a process to review our IT systems. This process is on-going and is indicating that we may need to invest in additional resources to optimize these systems. This could come in the form of an ERP system. If we do decide to implement an ERP system it could provide several benefits including improved global visibility and the ability to react to changes in the market even quicker. We are working on aligning our business processes so that they support a global organization. To be effective these processes need to break down the silos that are developed in an organization that is aligned by function. This has already started and we are transitioning into more of a matrix type organization.

Cooper Talent Management Process Attracting Talent On-boarding Recruiting Workforce planning Compensation and benefits Talent Development Performance Management Learning Center Leadership Development & IDP Black Belt Program (CTLSS) Succession Management Talent summits Executive & Board Reviews High Potential Identification Retaining Talent Retention strategies Mentoring & Coaching Compensation and benefits Career Planning Developing processes to drive results Able to measure results Holding the organization accountable to performance Creating Employee Value Proposition
The second area I mentioned is people and structure. One approach is to build more discipline in our talent management process for Cooper. The employees at Cooper are dedicated and a true asset and advantage to the Company. We believe we can support the employees even more than we currently do. We refer to this process as “talent management” and it has 4 steps. We first need to attract the right talent. As Cooper changes, we will need to make sure that we have the right people and skill sets to achieve our goals. We need to support the development of these people. To do that we have a process and performance tool called PM@C. We also are providing and investing in the appropriate and necessary training for people to succeed. This includes programs like the black belt training that we mentioned earlier. Succession management is the third step and is a process we are formalizing throughout our organization. We went through a robust succession planning process at the end of 2007 and have continued with that into 2008. It has become a part of our management practices. We will also need to retain talent within the organization. We can accomplish this through mentoring, appropriate compensations, career planning, and providing a stimulating and rewarding work environment. In doing all of this, we are driving towards an organization that both supports it’s people and holds them accountable.

Changing Culture - The Cooper Way
To reinforce what we want Cooper to be in terms of culture, we developed “The Cooper Way” which you see on the screen in front of you. Late in 2007 we launched “The Cooper Way”, which lays out six guiding principles for our decisions and actions. It was developed with Company-wide involvement and provides a clear definition of what employees need to do to be successful: help each other succeed, have engaged communication, be agile, provide world-class customer service, be results focused, and do the right thing. Changing our organization that has a long history in the tire business to be a global organization that is result focused and rapidly responds to the market requires a change in the culture. This implementation of the Cooper Way is a step in that direction.
By investing in these areas, the organization will be able to achieve all of the goals we have laid out.

Why This Strategy Will Succeed Organization is aligned with stronger tools and capabilities to succeed in global environment. Existing Cooper Strengths PLUS Performance management mindset will drive new behaviors and process improvements needed for success in today's environment. Cooper's changing culture will blend the rich legacy of the Company with the required change management mindset. Realistic review of Cooper's Tools, People, and Culture was performed. Goals have now been supported with plans and resources.
This strategy for organizational capabilities will work and achieve the objective of supporting the growth and global cost reduction programs. It will work because we started by taking a realistic look at the Tools, People, and Culture at Cooper. We defined what we want to look like in the future: An organization that is aligned with stronger tools and the capabilities to succeed in a global environment. We have identified what resources we need to leverage the strengths Cooper has in this areas to drive new behaviors and process improvements that are necessary for success in today’s environment. This is supported by a culture that deals successfully with change.
Phil Weaver, Vice President & CFO, is now going to cover our approach to funding these items and what we use as guidelines for managing and allocating capital.

Capital Management And Allocation

Capital Allocation Priorities - Determines priorities to fund - Consider alternate net present values Operations including minimum pension funding, maintenance capex levels, and seasonal working capital requirements. Dividends Strategic Investments (Profitable Growth, Cost reductions, additional Pension funding) Optimize WACC, long term capital structure; and improve credit ratings. Opportunistic capital structure changes Additional shareholder friendly activities
Thanks Mark. In considering our funding process we typically use these items to determine how we expend cash generated and also to review what we need to do in terms of obtaining additional funding. We generally follow the priorities listed and use calculations including relative net present values of various options to determine the optimal answer. These options include funding operations, paying dividends, making profitable investments, and looking at how to best finance these options.

Guidelines Target Inventory Turnover = 8x Net debt to capital ratio in the range of 35 - 40%. CAPEX Mature Markets - at or below depreciation, except where there are quick payback/high return opportunities Developing Markets - Strategic investments will be made above depreciation At least 30% of CAPEX needs to result in cost improvements Project payback < two years and pretax ROIC > 20%
We have several targets that help us in guiding our decisions. In terms of working capital, we believe that inventory levels to support turnover of around 8 times is appropriate. There is seasonality in the business so the rate can change somewhat as we progress through the year.
Our optimal net debt to capital ratio is in the range of 35 to 40%. We can go outside of this boundary under normal business conditions if the appropriate scenario presents itself. However, under 30% and we lose the benefits of the tax shield on interest; and over 50%, may be too aggressive for our business. We expect less leverage at the parent Company level and more within our joint ventures in the future.
Our expenditures on Capex vary by region. We typically expect to spend less than depreciation in mature markets unless there are strategic, high return projects with a quick payback. In developing markets, we’ll spend at a level greater than depreciation as we invest for growth and expansion. We work towards having at least 30% of what we approve for capital expenditures go towards projects that result in cost improvements. We also look for projects that have a less than two year payback and pretax ROIC of more than 20%.

Guidelines Cont'd. Liquidity should be sufficient to weather a downturn in demand. Use of Excess Cash Analysis of "best use and greatest returns performed" Investments for growth Investments for cost reductions Debt pay down Share repurchase Special dividends Mergers and Acquisitions No specific plans at the current time All opportunities are analyzed for organizational impact and returns to shareholders.
We also want to insure that we have enough liquidity to weather any economic downturns.
If we are in a position where the Company has sufficiently funded our operations and the other items considered on the previous slide, then we will analyze the other possible uses for the cash. Preference is given to profitable projects to fund growth or cost reductions. The options analyzed also include debt pay down, share repurchases, and special dividends. As we review these options, the goal is to find the best combination of options for the stakeholders of the Company based on market conditions.
We have generated a larger than normal amount of cash. We have no plans for major acquisitions or mergers with other companies. Beyond that we will consider the options listed on this slide.

Uses of Cash Excludes cash generated from operations.
This slide provides information about how we may use some of the cash. At the top is the expected depreciation for 2008 to 2010 as a reference point. Below that are estimated ranges for uses of cash over next three years. These include rebuilding our inventory in 2008, working capital needs associated with planned growth, CAPEX, and dividends. At the bottom left you’ll find available funds at December 31, 2007 including the value of the Kumho investment. The final item shows other potential uses of cash between 2008 and 2010 these include completing the outstanding authorizations of debt and share repurchases. This schedule does NOT contain any amounts related to the cash generated from operations. Accordingly, it also does not include any additional shareholder friendly actions.
I’ll now turn it over to Roy.

Summary and Key Metrics
Thanks Phil — We’ve covered a lot of information today. I’m going to spend just a couple of minutes summarizing and then we’ll open it up for your questions.

Two Dimensions Necessary to Win Clear Winners Winners at value end of market Clear losers Long term losers? product / brand advantage disappears Low High Low High Product and service differentiation Winning product portfolio Brand strength Market positions distribution profile Premium customer service Operational Effectiveness Scale Access to low- cost/high-quality supply Cost-effective operations
At the beginning of the presentation I mentioned that we believe the winners in the tire industry will need to have effective operations and differentiate their products and services in a meaningful manner. By pulling the levers we’ve talked about today and executing the plans discussed we believe Cooper will further enhance its position as a winner.

Cooper's Strengths Global Footprint Product and Brand Portfolio Replacement Market Focus Distribution Network Significant U.S. Market Share Customer Relationships and Focus Customer Service and Support Speed to Market Financial Resources Manufacturing and Market Knowledge
To improve our positions we are going to leverage the strengths that we talked about today.

Strategic Plan Value Creation Levers GOAL Shareholder Value Creation Profitability 7 - 8 % Operating Profit as % of Net Sales Growth 6 - 7% CAGR Next Level Targets Organizational Development Tools, People & Structure, Culture Global Cost Structure Sourcing and LCC Manufacturing 35 - 45% of manufacturing in LCC Manufacturing Cost Reductions 10 - 15% of addressable cost base Targeted Profitable Growth NA > 6% CAGR International > 17% CAGR Value Creation Levers We will build on strengths and...
We are going to pull the two key value creation levers of improving our global cost structure and targeting profitable growth.

Future Vision for Cooper Customer Oriented "Easiest Tire Company to Do Business With" Global Footprint Flexible and Fast Cost Competitive Growth in excess of the market Strong Products, People and Financials
As we work our way through executing these items, we are going to continue to be a customer focused Company, and “the easiest tire Company to do business with”. We will strengthen the flexibility of our manufacturing footprint as we continue to become a more global Company. The changes will make us more cost competitive and allow us to grow faster than market rates. All of this leading to stronger products, people, and financials.

Key Performance Metrics Metric 2007 Next Level ROIC 6.8% 9 - 10% Operating Profit as % of Net Sales 4.6% 7 - 8% Net Debt to Capital Ratio 20% 35 - 40% SG&A as % of Net Sales 6% 6% Global House Brand as % of Sales 62% 67% LCC Manufacturing 18% 35 - 45% Global Net Sales (6 - 7% CAGR) $2.9 Billion > $3.6 Billion Global Unit Sales 49.7 Million > 60.9 Million
Here are the metrics we’ve discussed. They provide a picture of where we expect to be in the future. On this slide, the term “Next Level” means in the three to five year time horizon. We are not ruling out that we can meet these goals earlier. We also believe that these are only intermediate goals and, once achieved, we envision moving to yet another level.
As a result of effectively implementing the plan we identified today, we believe ROIC should improve to the high single digits.
Operating profit as a percentage of sales will improve by almost 50% and growth will approximately double the rate of the industry. Net debt to capital ratio will be in the 35 to 40% range which should help optimize our risk levels and our weighted average cost of capital. SG&A will remain around 6% or less of net sales.
House brands as a percentage of global sales will increase to almost two thirds of our total sales. We will continue to increase the level of manufacturing in low cost countries to the range of 35 — 45% of total manufacturing. As we grow with the 6% or higher CAGR, we will see net sales increase along with unit sales.
These metrics are exciting and represent a healthy and profitable Company that will deliver a fair return to all of it’s stakeholders.
In light of those metrics I think this slide contains a reasonable profile to assign Cooper as an investment. We are a small to mid-cap Company with a global business. We are targeting modest top line growth and are calculated risk takers. Our business decisions are not made for the short term impact, instead they focus on the medium and long term.

Questions and Answers
Thanks for your time today. We’d now like to open up for your questions.

Additional Safe Harbor Info It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to: changes in economic and business conditions in the world, especially the continuation of the global tensions and risks of further terrorist incidents that currently exist; increased competitive activity, including the inability to obtain and maintain price increases to offset higher production or material costs; the failure to achieve expected sales levels; consolidation among the Company's competitors and customers; technology advancements; fluctuations in raw material and energy prices, including those of steel, crude petroleum and natural gas and the unavailability of such raw materials or energy sources; changes in interest and foreign exchange rates; increases in pension expense resulting from investment performance of the Company's pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions; government regulatory initiatives, including the proposed and final regulations under the TREAD Act; changes in the Company's customer relationships, including loss of particular business for competitive or other reasons; the impact of labor problems, including a strike brought against the Company or against one or more of its large customers; litigation brought against the Company; an adverse change in the Company's credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets; the inability of the Company to execute its cost reduction/Asian strategies; the failure of the Company's suppliers to timely deliver products in accordance with contract specifications; the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions; and the failure of the Company to achieve the full cost reduction and profit improvement targets set forth in presentations made by senior management and filed on Forms 8-K on September 7, 2006, October 31, 2006, April 5, 2007 and January 16, 2008. Inability or failure to implement the Company's strategic plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COOPER TIRE & RUBBER COMPANY
By:	/s/ Jack Jay McCracken
	Name:	Jack Jay McCracken
	Title:	Assistant Secretary

Date: February 28, 2008